SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2023

NEPTUNE WELLNESS SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Québec	001-33526	98-1504882
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

545 Promenade du Centropolis Suite 100 Laval, Québec Canada	H7T 0A3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (450) 687-2262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	NEPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 17, 2023, Biodroga Nutraceuticals Inc. (“Biodroga”), a subsidiary of Neptune Wellness Solutions Inc. (the “Company”) executed an Invoice Purchase and Sale Agreement (the “PSA”) with Alterna Capital Solutions LLC (the “Lender”), dated November 8, 2023, providing for the purchase by the Lender of certain of Biodroga’s accounts receivable. Pursuant to the PSA, Biodroga agreed to sell eligible accounts receivable to the Lender for an amount equal to the face amount of each account receivable less a reserve percentage.

In connection with the PSA, Biodroga and Alterna also executed an Inventory Finance Rider (the “Rider”), dated November 8, 2023, providing for advances by Alterna secured by the inventory of Biodroga. Subject to the Lender's discretion and the terms and conditions of the Rider and the PSA, the Lender may make advances to Biodroga of an aggregate amount up to and not to exceed, as of any date of determination of (i) 75% of Eligible Inventory (as defined in the Rider) valued at the lower of cost or market value, or (ii) 75% of the net orderly liquidation value of the Eligible Inventory.

The maximum amount potentially available to be deployed by the Lender at any given time pursuant to the PSA and Rider is $3 million, which may be increased in $1 million increments up to a maximum of $8 million in accordance with the terms of the PSA.

The PSA and Rider provide for the payment of fees by Biodroga, including a funds usage fee of prime plus 1% with a minimum interest rate of 9.5% per annum, and includes customary representations and warranties, indemnification provisions, covenants and events of default. Subject in some cases to cure periods, amounts outstanding under the PSA and Rider may be accelerated for typical defaults including, but not limited to, the failure to make when due payments, the failure to perform any covenant, the inaccuracy of representations and warranties, the occurrence of debtor-relief proceedings and the occurrence of liens against the purchased accounts receivable and collateral. Lender was granted a security interest in Biodroga's accounts receivable and inventory to secure its obligations under the PSA and Rider.

The PSA and Rider provide for an initial twelve (12) month term, followed by automatic annual renewal terms unless Biodroga provides written notice pursuant to the PSA prior to the end of any term.

In connection with the PSA, the Company delivered a Commercial Guaranty (the “Parent Guaranty”) to the Lender, guaranteeing the prompt payment and performance of the liabilities and obligations of Biodroga to the Lender under the PSA.

The foregoing summary of the PSA, Rider and Parent Guaranty do not purport to be complete and are qualified in their entirety by reference to the text of the PSA, Rider and Parent Guaranty, copies of which are filed as Exhibits 10.1,10.2 and 10.3 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K

Exhibit Number	Description
10.1	Invoice Purchase and Sale Agreement between Biodroga Nutraceuticals Inc. and the Lender, dated effective November 8, 2023
10.2	Inventory Finance Rider between Biodroga Nutraceuticals Inc. and the Lender, dated effective November 8, 2023
10.3	Commercial Guaranty by the Company in favor of the Lender dated effective November 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEPTUNE WELLNESS SOLUTIONS INC.

Date: November 24, 2023	By:	/s/ John S. Wirt
	Name:	John S. Wirt
	Title:	Chief Legal Officer